Exhibit 99.1
Vibra Healthcare, LLC and Subsidiaries
Consolidated Balance Sheet
June 30, 2006 (Unaudited) and December 31, 2005

	June 30, 2006	December 31, 2005
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$2,149,305	$3,018,829
Patient accounts receivable, net of allowance for doubtful collections of $1,394,000 and $1,689,000 at June 30, 2006 and December 31, 2005, respectively	27,109,685	22,751,868
Third party settlements receivable	410,021	575,658
Prepaid insurance	1,055,269	1,969,240
Other current assets	896,679	964,268

Total current assets	31,620,959	29,279,863

Restricted investment	100,000	100,000
Property and equipment, net	17,409,512	17,638,222
Goodwill	22,629,663	22,629,663
Intangible assets	5,140,000	5,140,000
Deposits	4,750,162	4,028,604
Deferred financing and lease costs	2,031,630	1,970,073

Total assets	$83,681,926	$80,786,425

Liabilities and Member’s Deficit

Current liabilities:
Current maturities of long-term debt	$107,442	$58,377
Current maturities of obligations under capital leases	775,616	471,548
Accounts payable	5,256,090	5,080,042
Accounts payable — related parties	248,902	233,977
Accrued liabilities	6,065,401	6,260,283
Accrued insurance claims	1,303,607	1,054,202

Total current liabilities	13,757,058	13,158,429
Accrued insurance claims	2,470,507	2,470,507
Deferred rent	7,664,632	6,501,674
Long-term debt	53,866,954	51,572,156
Long-term obligations under capital leases	19,519,620	17,860,209

Total liabilities	97,278,771	91,562,975
Member’s deficit	(13,596,845)	(10,776,550)

Total liabilities and member’s deficit	$83,681,926	$80,786,425

Vibra Healthcare, LLC and Subsidiaries
Consolidated Statement of Operations and Changes in Member’s Deficit
(Unaudited)

	For the three months ended		For the six months ended
	June 30		June 30
	2006	2005	2006	2005
Revenue:

Net patient service revenue	$36,913.364	$30,588,335	$72,703.224	$59,916,423

Expenses:
Cost of services	24,783,784	21,491,176	49,755,420	41,558,235
Rent expense	5,412,953	3,669,721	10,766,593	7,024,370
General and administrative	4,866,494	5,342,554	9,574,660	10,464,137
Interest expense	1,914,800	1,294,943	3,716,548	2,558,299
Management fee — Vibra Management, LLC	785,038	657,466	1,525,162	1,244,059
Depreciation and amortization	527,647	220,682	1,035,830	414,975
Bad debt expense	209,721	178,431	397,587	345,664

Total expenses	38,500,437	32,854,973	76,771,800	63,609,739

Loss from operations	(1,587,073)	(2,266,638)	(4,068,576)	(3,693,316)

Non-operating revenue	648,437	514,293	1,248,281	1,047,753

Net loss	(938,636)	(1,752,345)	(2,820,295)	(2,645,563)

Member’s deficit — beginning	(12,658,209)	(4,707,918)	(10,776,550)	(3,814,700)

Member’s deficit — ending	$(13,596,845)	$(6,460,263)	$(13,596,845)	$(6,460,263)

Vibra Healthcare, LLC and Subsidiaries
Consolidated Statement of Cash Flows
For the Six Months Ended June 30, 2006 and 2005
(Unaudited)

	2006	2005
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(2,820,295)	$(2,645,563)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,035,830	414,975
Provision for bad debts	397,587	345,664

Changes in operating assets and liabilities, net of effects from acquisition of business:
Patient accounts receivable including third party settlements	(4,589,766)	(4,679,052)
Prepaids and other current assets	981,560	490,081
Deposits	(62,581)	1,072,460
Accounts payable	190,973	(861,010)
Accrued liabilities	54,523	1,207,666
Deferred rent	1,162,958	2,617,490

Net cash used in operating activities	(3,649,211)	(2,037,289)

Investing activities:
Deposits	(658,977)	—
Purchase of restricted investment	—	(100,000)
Purchases of property and equipment	(456,651)	(505,408)
Assets acquired in business acquisition	—	(284,292)

Net cash used in investing activities	(1,115,628)	(889,700)

Financing activities:
Borrowings under revolving credit facility	72,558,824	50,591,077
Repayments of revolving credit facility	(70,258,916)	(40,066,178)
Borrowings under capital leases	2,000,000	2,181,898
Repayment of capital leases	(234,981)	(11,988)
Borrowings under other long-term debt	125,000	99,000
Repayment of long-term debt	(81,045)	(7,731,041)
Payment of deferred financing costs	(213,567)	(112,201)

Net cash provided by financing activities	3,895,315	4,950,567

Net increase (decrease) in cash and cash equivalents	(869,524)	2,023,578

Cash and cash equivalents — beginning	3,018,829	2,280,772

Cash and cash equivalents — ending	$2,149,305	$4,304,350

Supplemental cash flow information:
Cash paid for interest	$3,716,548	$2,558,299

Non-cash transactions:
Deferred financing costs funded by revolving credit facility and MPT capital lease	$—	$352,627

Business acquisition adjustment of goodwill	$—	$140,504

Building and equipment acquisition funded by MPT capital lease	$—	$14,270,000

License acquisition funded by MPT capital lease	$—	$880,000

Lease deposit funded by MPT capital lease	$—	$472,500

Equipment purchases funded by capital leases	$198,460	$175,161